EXHIBIT 99.1

COMPANY PRESS RELEASE


SWWT, Inc. Announced Today That Its Wholly Owned
Subsidiary ENWC Acquisition Inc. Had Consummated Its
Previously Announced Merger With E-Newco, Inc.


NEW YORK--April 26, 2000--Pursuant to the terms of a merger agreement, E-Newco became a wholly owned subsidiary of SWWT (OTCBB: SWWT) and the outstanding shares of E-Newco were converted into the right to receive an aggregate of 757,778 shares of convertible preferred stock of SWWT. The convertible preferred stock of SWWT will automatically convert into an aggregate of 75,777,162 shares of common stock of SWWT following the approval by the stockholders of SWWT of the requisite increase to the amount of authorized common stock of the company and the receipt by SWWT of additional equity financing of at least $15.0 million. The holders of the convertible preferred stock of SWWT will vote with the holders of the common stock of SWWT on an as converted basis and will possess approximately 95.5% of the voting power outstanding after the closing. Without giving effect to the receipt of the additional equity financing, SWWT has outstanding approximately 79.3 million shares of common stock, on an as converted and fully diluted basis, of which the former stockholders of E-Newco own approximately 95.5%.

If SWWT does not receive additional equity financing of at least $15.0 million by October 21, 2000, the holders of the common stock of SWWT may elect to cause SWWT to redeem the outstanding shares of convertible preferred stock at a redemption price equal to a pro-rata portion of SWWT's cash balance, if any, at the date of redemption.

In connection with the closing of the transactions described above, Clarke
H. Bailey, Thomas Barnds and Thomas A. Barron resigned as members of the board of directors of SWWT, and Jon Diamond, Walter Carozza and Anthony Scaramucci became members of the board. In addition, Mr. Diamond became the Chairman and Chief Executive Officer of SWWT.

In addition, SWWT has declared a one-time cash dividend to its pre-transaction stockholders of record on April 13, 2000 in an amount equal to $740,635. The dividend payment, which is expected to be made on or prior to May 15, 2000, consists of the cash on the Company's balance sheet immediately prior to the consummation of the transactions described above less expenses related to the merger and the settlement of certain outstanding claims.

E-Newco is a company founded by Jon Diamond to form an Internet holding company that will fund early-stage Internet properties and acquire existing companies focused on media, music, entertainment, and consumer applications. SWWT plans to pursue a strategy of building a community of Internet companies in various related fields. The company will provide operational, infrastructure, and capital support, access to strategic partnerships, and brand expertise to a family of Internet companies. The company will be renamed at a later date.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from the projected or suggested herein due to certain risks and uncertainties including, without limitation, the risks associated with the ability to consummate the transactions set forth above, management of growth, and competition, as well as operating risks. Those and other risks are described in SWWT's filings made with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from SWWT.